Exhibit 99.1

Sparton Corporation

Fiscal 2012 First Quarter Financial Results

November 9, 2011

Conference Call Script

{Slide 1 – Cover Page}

MIKE OSBORNE (Sr. VP – Business Development) SPEAKS

Thank you, operator. Good morning and thank you for participating in Sparton’s fiscal 2012 first quarter financial results conference call.

{Slide 2 – Safe Harbor Statement}

Before we begin the discussion, I will take a few minutes to read the forward-looking statement. Certain statements in this conference call constitute forward-looking statements within the meaning of the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended. When used in this conference call, words such as “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” and similar words or expressions as they relate to the Company or its management constitute forward-looking statements. These forward-looking statements reflect our current views with respect to future events and are based on currently available financial, economic and competitive data and our current business plans. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, prices and other factors. Important factors that could cause actual results to differ materially from those forward-looking statements include those contained under the heading of risk factors and in the management’s discussion and analysis contained from time-to-time in the Company’s filings with the Securities and Exchange Commission.

Adjusted operating income, adjusted net income and adjusted income per share – basic and diluted are non-GAAP financial measures that exclude or add the effect of certain gains and charges, including imputing taxes at a 36% effective rate. Sparton believes that the presentation of non-GAAP financial information provides useful supplemental information to management and investors regarding financial and business trends relating to the Company’s financial results. More detailed information, including period over period segment comparisons, non-GAAP reconciliation tables and the reasons management believes non-GAAP measures provide useful information to investors, is included in the Fiscal 2012 First Quarter Financial Results press release and Form 10-Q dated November 8, 2011.

{Slide 3 – Today’s Call Agenda}

Today, Cary Wood, our President and CEO, and Greg Slome, our CFO, will report our fiscal year 2012 first quarter financial results, provide an update on the status of our liquidity and capital resources, and provide a brief update on the outlook of fiscal 2012. At the end of the narrative, we will allow our investors and other interested parties to ask questions related to the Company’s financial performance and operations. In fairness to all participants, we will ask that one question be asked at a time with the call ending at approximately 11:00am CT.

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I would now like to turn the call over to Cary.

CARY WOOD (President & CEO) SPEAKS

Thanks Mike. Good morning and welcome to our fiscal 2012 first quarter call. Today, we will begin by highlighting some of the key results and events that occurred in the first quarter.

{Slide 4 – 1st Quarter Highlights}

The Company’s net sales were $51.8 million for the quarter, up 13% from the prior year and gross margins increased to 16% from 15% as compared to the same quarter last year. The adjusted net income for the first quarter, which is the same as our reported for fiscal 2012, was $1.5 million or $0.15 per share, up 36% from the prior year quarter adjusted income per share. In fiscal 2011, the new business development efforts started to take hold as 22 new customer programs were awarded to Sparton. This continued into the first quarter as nine new programs were awarded with a potential fiscal 2012 revenue impact in excess of $6.0 million. In August, the Navigation & Exploration group, a subset of the Defense & Security Systems business unit, successfully launched the GEDC-6, our new gyro-enhanced digital compass, and the PHOD-1, our newly commercialized hydrophone, at the AUVSI Unmanned Vehicle System trade show and symposium in Washington, D.C. In the few weeks since the launch, we have received more interest in these products than originally anticipated indicating to us that our products are very competitive and technically appealing to a broad range of customers. As of the end of the quarter, sales backlog across the entire Company grew for the seventh consecutive quarter to approximately $145 million, representing a 6% increase from the previous quarter and a 28%

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increase over a year ago. Lastly, over the last three years, we have been working towards divesting our interest in Cybernet Systems Corporation. In September, we reached an agreement to sell this non-performing investment for $1.75 million with the proceeds to be received in the second quarter of this fiscal year.

{Slide 5 – 1st Quarter Consolidated Financial Results}

I would now like to review our first quarter consolidated performance.

We are pleased to report fiscal 2012 first quarter adjusted operating income of $2.4 million and adjusted net income of $1.5 million or $0.15 per share, versus an adjusted operating income of $1.8 million and adjusted net income of $1.1 million or $0.11 per share, for the first quarter of fiscal 2011. Included in the fiscal 2012 first quarter financials are the results of operations from the Delphi Medical Systems and Byers Peak acquisitions as compared to only having Delphi Medical Systems reporting from its acquisition date of August 6, 2011 onward in the first quarter of fiscal 2011.

Our consolidated first quarter revenue was $51.8 million, increasing 13% or $6.1 million from the same period in the prior year. The overall increase in revenue reflects additional sales in the current year quarter from the acquisitions of Delphi Medical and Byers Peak, increased foreign sonobuoy sales, and increased sales, primarily in our Medical segment, to existing and new customers. These increases were partially offset by the anticipated decrease in sales to Siemens Diagnostics as well as the expected decrease in U.S. Navy sonobuoy sales.

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Our gross profit in the first quarter of fiscal 2012 was $8.3 million compared to $7.0 million in the first quarter of fiscal 2011. The gross profit percentage increased from 15% a year ago to 16% in the fiscal 2012 first quarter. The increased margin percentage reflects improved results from the Company’s Medical and Complex Systems segments.

Selling and administrative expenses as a percentage of sales decreased to 10.4% of sales from 10.6% in the prior year’s first quarter. The Company incurred $0.4 million and $0.1 million of internally funded research and development expenses in the quarters ended September 30, 2011 and 2010, respectively.

No restructuring or impairment charges were incurred in the first quarter of fiscal 2012; however, the Company recorded a gain on acquisition of $2.6 million and restructuring charges of $0.1 million in relation to its acquisition of Delphi Medical in the prior year’s first quarter.

Income tax expense of approximately $0.8 million was recognized in the first quarter compared to an income tax benefit of less than $0.1 million for the same period in the prior fiscal year. At June 30, 2011, the Company reinstated approximately $11.7 million of deferred tax assets as the Company now believes it is more likely than not that it will be able to utilize these tax benefits in future periods.

I would now like to turn over the next portion of today’s call to Greg so that he can update you on our individual segment results and our liquidity and capital resources.

GREG SLOME (CFO) SPEAKS

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Thanks Cary.

{Slide 6 – Medical Operating Results}

Medical Device sales in the fiscal 2012 first quarter increased to $27.5 million, up $8.4 million or 44% from the same period a year ago. The sales increase reflects the $5.8 million impact of first quarter fiscal 2011 pre-acquisition sales from the Company’s fiscal 2011 acquisitions of Delphi Medical and Byers Peak, and $4.6 million of net increased sales to new and existing customers, offset by $2.0 million of decreased sales to Siemens Diagnostics, reflecting the beginning impact of its intended dual sourcing of certain of its programs with the Company.

The gross profit percentage on Medical sales in the fiscal 2012 first quarter increased to 13% from 10% for the prior quarter, reflecting increased capacity utilization at the Frederick, Colorado facility, cost management efforts at the Strongsville, Ohio facility, certain favorable product mix between the two periods and the Company’s continued implementation of Lean Enterprise.

{Slide 7 – Complex System Operating Results}

Complex Systems sales for the three months ended September 30, 2011 increased $0.2 million as compared to the same quarter last year. The comparable sales reflect $1.8 million of increased sales to multiple new and existing customers, offset by reduced demand for two customers’ programs.

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The gross profit percentage on Complex Systems sales increased to 9% for the quarter ended September 30, 2011 compared to 7% for the quarter ended September 30, 2010. The quarter over quarter comparison reflects favorable product mix, improved pricing, improved performance and an aggressive continuous improvement program.

{Slide 8 – DSS Operating Results}

DSS sales for the three months ended September 30, 2011 decreased by $2.3 million or 13% from the first quarter of last fiscal year, reflecting the anticipated decrease in U.S. Navy sonobuoy production and engineering sales in the current year quarter, partially offset by increased sonobuoy sales to foreign governments.

The gross profit percentage on DSS sales was 24% for each of the quarters ended September 30, 2011 and September 30, 2010. The comparable gross profit percentage reflects the positive effects of increased sonobuoy sales to foreign governments in the current year quarter as compared to the prior year period, offset by overall decreased margins related to U.S. Navy sonobuoy sales.

{Slide 9 – Liquidity & Capital Resources}

I would now like to review our current debt and liquidity positions as of the end of the quarter. The only remaining debt outstanding at September 30, 2011 is our Industrial Revenue Bonds with the State of Ohio of approximately $1.8 million. During the quarter ended September 30, 2011, the Company made total principal and interest payments of approximately $0.1 million. Our debt to equity ratio on September 30, 2011 was at .02 to one.

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As of September 30, 2011, the Company had $27 million in cash and cash equivalents and no outstanding borrowings against available funds on its $20 million revolving credit facility provided in August 2009 by PNC Bank, National Association. The credit facility is subject to certain customary covenants with which the Company was in compliance at September 30, 2011.

Summarizing our cash flows for the three months ended September 30, 2011, operating activities provided $3.2 million of net cash flows. Excluding changes in working capital, operating activities provided $3.1 million in the first three months of fiscal 2012, reflecting the Company’s operating performance during the period. Working capital provided $0.1 million of net cash flows in the first three months of fiscal 2012, primarily reflecting the collection of advance billings related to U.S. Navy contracts during the quarter in excess of the funding of production under those contracts, partially offset by increased accounts receivable resulting from increased foreign sonobuoy sales near the end of the quarter, a planned temporary increase in inventory and reductions in accounts payable and accrued liabilities.

Cash flows used in investing activities in the three months ended September 30, 2011 totaled $0.7 million and related entirely of capital expenditures.

I would now like to turn the presentation back over to Cary.

CARY WOOD (President & CEO) SPEAKS

Thanks Greg.

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{Slide 10 – Fiscal 2012 Outlook}

Finally, I would like to close the presentation by providing a brief outlook on what to expect for the remainder of fiscal 2012.

Despite the declines in the Ohio Medical business in fiscal 2011, we believe we have positioned the Company to offset these reductions with incremental revenue from our Colorado acquisitions combined with increases in volume from across the Company as our business development efforts continue to result in new business awards. I am encouraged by some of the new opportunities that were awarded in fiscal 2011 as well as the most recent awards in the last quarter, the size of our still developing new business funnel, and the $145 million of backlog as of September 30, 2011.

We have started to see positive momentum around our newly commercialized navigation sensors and hydrophone products and will continue to selectively invest in internal research & development projects.

Additionally, we continue to remain acquisitive in our search for potential acquisitions that fit with our strategic growth plan.

As in the past, we will be presenting at various investor and trade show conferences, meeting with our existing investors, and calling on potential new investors throughout the year. In the near term, some of the events that will be occurring are:

•	meetings and a presentation at the SRA’s 7th Annual Fall Growth Stock Conference in San Francisco from November 15th to the 16th,

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•	the BioMEDevice trade show in San Jose from December 6th to the 7th,

•	a presentation at Sidoti’s Annual Investor Conference in New York on January 9th,

•	meetings and a presentation at Noble Financial Capital Markets’ Eighth Annual Equity Conference in Fort Lauderdale from January 15th to the 16th,

•	the AFCEA West 2012 trade show for military related complex systems in San Diego from January 24th to the 26th, and

•	the MD&M West trade show in Anaheim from February 14th to the 16th.

As we continue to execute on our strategic growth plan, reflective in our recent new business wins, proprietary product launches and increasing backlog, I look forward to reporting on future organic growth successes. At the same time, we remain engaged in our search for and discussions with acquisition targets that can fit strategically into our business and remain committed to our vision of Sparton becoming a $500 million enterprise by fiscal 2015.

We thank you for your support.

{Slide 11 – Q&A}

MIKE OSBORNE SPEAKS

Thank you, Cary and Greg. We will now open it up for questions. Operator, the first question please.

After questions: I would like to thank all the participants in today’s call. We apologize that we could not get to everybody’s questions. Again, today’s call, including the question and answer

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period, has been recorded and will be posted to our website under “Investor Relations” later today. Thank you.

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